Exhibit 99.81

Press Release
Available for Immediate Publication: November 6, 2009

Michael J. Wyman resigns as Chairman of the Board of Directors of FNB Bancorp and its subsidiary, First National Bank of Northern California
Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, announced today the resignation of Mr. Michael J. Wyman from the Board of Directors of FNB Bancorp and First National Bank of Northern California (including subcommittees of the Board of Directors), effective December 31, 2009.

In his letter of resignation, Mr. Wyman stated “It is with sadness and regrets that I tender my resignation from our fine Board, effective December 31, 2009. As you are all aware, this has been a forty five year labor of love, less an 18 month hiatus, and I have treasured every one of them. Unfortunately, age and health matters have become an issue and it’s time to attend to other matters. I am and always will be available to assist and or counsel on any issue that may arise.”